Exhibit 10.29
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is entered into by and between David Godsell (“Employee”) and Novelis Inc. (“Novelis”) as a result of the termination of the employee’s employment relationship other than for Cause and as required by Section 2(a) of the Change in Control Agreement entered into between the Employee and Novelis on September 25, 2006 (the “CIC Agreement”).
1. Separation Date: The employee’s employment relationship terminated on July 1, 2007 (“Separation Date”).
2. Release: As consideration for the benefits and payments described in the CIC Agreement, which Novelis agrees to pay in accordance with the CIC Agreement, Employee does hereby voluntarily waive, release, hold harmless, acquit and forever discharge Novelis, its predecessors, parents, subsidiaries and affiliated companies, successors and assigns, and the past, present and future officers, directors, employees, representatives and agents from (i) any and all claims, charges, complaints, demands, damages, lawsuits, actions or causes of action he had, has or may have, known or unknown, and of any kind or description whatsoever, which arose prior to the execution of this Agreement; and (ii) any and all claims or legal action against Novelis in any way arising out of or in any way related to Employee’s employment with Novelis (including any claim of which the Employee is not aware and those not mentioned in this paragraph 2); and (iii) any and all claims he had, has or may have under any possible legal, equitable, tort, contract, common law, public policy or statutory theory, arising under any federal, state or local law, rule, ordinance or regulation, including but not limited to, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, and the Americans with Disabilities Act of 1990, all as amended to the date of this Agreement. Nothing contained in this Release shall affect the parties’ rights and obligations under the CIC Agreement, the Novelis Pension Plan, Supplemental Retirement Plan, the Alcan Pension Plan and the Termination of Employment letter dated November 1, 2007.
3. Noncompete: Employee agrees that, for twelve (12) months following June 30, 2007, he will not, without the express written consent of Novelis, directly or indirectly work for, or provide services to, directly or indirectly (e.g., as an employee, independent contractor or consultant to a service provider), a direct competitor of Novelis in any role in which Employee could use Novelis’ confidential or trade secret information. For purposes of this paragraph 3, a “direct competitor” is any person engaged in the business of producing aluminum rolled products in the markets served by Novelis. The restriction on competition in this paragraph extends to all geographic areas serviced by Novelis during Employee’s employment. Further, the restrictions on competition in this paragraph are intended only insofar as is reasonably necessary to protect

Novelis and/or any of its affiliates from unfair competition and, if overbroad, should be reformed as reasonable.
4. Acknowledgment: By signing this Agreement and in connection with the release of any and all claims as set forth in paragraph 2, Employee and Novelis acknowledge, agree and represent that:
(a)	The execution of this Agreement shall not constitute any admission by Novelis that it has violated any federal, state or local statute, ordinance, rule, regulation or common law, or that Employee has any meritorious claims whatsoever against Novelis.

(b)	No promise or inducement has been offered to Employee, except as herein set forth;

(c)	This Agreement is being executed voluntarily and knowingly by Employee and Novelis without reliance upon any statements by others or their representatives concerning the nature or extent of any claims or damages or legal liability therefore;

(d)	This Agreement has been written in understandable language, and all provisions hereof are understood by Employee and Novelis;

(e)	Employee is advised, and has had an opportunity, to consult with an attorney of Employee’s own choosing prior to executing this Agreement;

(f)	Employee will receive, pursuant to this Agreement, a taxable lump sum of Fifty Thousand Dollars ($50,000.00), which is consideration in addition to anything of value to which the Employee is already entitled;

(g)	Employee has twenty-one (21) days from the receipt of this Agreement in which to decide whether to enter into this Agreement, sign it and return it to Bob Virtue at Novelis’ Human Resource Department, at 3399 Peachtree Rd. NE, Suite 1500 Atlanta, GA 30326 The Employee may sign this Agreement and return it to Bob Virtue prior to the expiration of the 21-day period; and

(h)	Employee has the right to revoke this Agreement during the seven (7) day period by mailing a letter of revocation to Bob Virtue at the above address. Such a letter must be signed and received by Novelis no later than the seventh day after the date on which Employee signed the Agreement. This Agreement shall not become effective or enforceable until the seven (7) day revocation period expires.

(i)	This Agreement shall be governed by the law of Georgia.

5. Entirety of Agreement: This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof, with the exceptions being the CIC Agreement, the Novelis Pension Plan, Supplemental Retirement Plan, the Alcan Pension Plan, and the benefits summarized in the Termination of Employment letter dated November 1, 2007, the terms of which are incorporated herein by reference. This Agreement may not be modified, except in writing signed by Employee and Novelis.
6. Severability: If any term, condition, clause or provision of any paragraph of this Agreement shall be determined by a court of competent jurisdiction to be void or invalid as a matter of law, or for any other reason, then only that term, condition, clause or provision as is determined to be void or invalid shall be stricken from this Agreement and the remaining portions of such paragraph shall remain in full force and effect in all other respects.
IN WITNESS WHEREOF, Employee and Novelis have freely, voluntarily and knowingly executed this Agreement as of the day and year first written above.

Employee	Novelis Inc.

David Godsell	Robert Virtue

Date	Date

November 12, 2007	November 19, 2007

Witness	Witness

Sally S. Ingram	Chris Courts
November 1, 2007

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